Exhibit 99.1
701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries Appoints Stephen M. Bachelder as Chairman of the Board Following Retirement of Raymond J. Smith

Thomas McAteer Nominated to Board of Directors

RONKONKOMA, NY – February 28, 2011 -- Lakeland Industries, Inc. (NASDAQ: LAKE), a market leader in protective apparel, today announced the retirement of Raymond J. Smith as Chairman of the Board, effective February 25, 2011.  Mr. Smith is a co-founder of the Company and served as its Chairman since 1982.  Stephen M. Bachelder, a member of the Board of Directors of Lakeland Industries since 2004, has been appointed to replace Mr. Smith as Chairman.

Lakeland’s Board has unanimously nominated Mr. Thomas McAteer to fill Mr. Bachelder’s vacated seat.  With these changes, Lakeland’s Board will be comprised of seven members, all of whom with the exception of Christopher J. Ryan, the Company’s President and Chief Executive Officer, are independent as defined by Securities & Exchange Commission and NASDAQ rules.

“On behalf of the Company and its shareholders, I thank Ray for his nearly 30 years of dedication and service to Lakeland Industries,” said President and Chief Executive Officer Christopher J. Ryan.  “We are grateful for his leadership that spans Lakeland’s formative years as a domestic manufacturer and distributer of a limited line of coveralls to the present day as a diversified protective apparel market leader with operations in major and emerging markets around the world.  We wish Ray the very best in his well deserved retirement.”

Mr. Ryan continued, “We appreciate Stephen Bachelder assuming the role of Chairman of the Board of Lakeland Industries.  A member of our Board for seven years, Stephen has been integral in setting the course for Lakeland’s pursuit of global diversification.  Now, with significant progress having been achieved, we look forward to enhancing our position given the abundance of opportunities we are now seeing in the marketplace, particularly in the “BRIC” nations.  To this end, we welcome the addition of Thomas McAteer to the Board, who possesses significant executive level experience and remarkable achievements in building brands and sales organizations.  We believe Lakeland has the requisite leadership for long term growth in our business and the creation of value for shareholders.”

Serving on Lakeland’s Board since 2004, Mr. Bachelder was an executive and President of Swiftview, Inc., a Portland, Oregon based software company from 2002-2007. Swiftview, Inc. was sold to a private equity firm in October 2006. From 1991 to 1999 Mr. Bachelder worked in a consulting firm advising technology companies in the Pacific Northwest. Mr. Bachelder was the president and owner of an apparel company, Bachelder Imports, from 1982 to 1991, and worked in executive positions for Giant Foods, Inc. and Pepsico, Inc. between 1976 and 1982. Mr. Bachelder is a 1976 Graduate of the Harvard Business School.

Thomas McAteer is a senior level executive with nearly 30 years of experience, primarily in management, sales and marketing roles within the healthcare industry.  Mr. McAteer currently leads an eastern regional business unit of Aetna Inc.  Earlier, he served as the President and Chief Executive Officer of Vytra Health Plans, a major healthcare organization in New York, until it was acquired.  Mr. McAteer earned a BA and MBA from Hofstra University where he taught Business Ethics in the Graduate School of Business; completed post-graduate program work at Columbia University  School of Business; and was awarded an honorary doctorate of Commercial Sciences from Dowling College.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.